EXHIBIT INDEX

Exhibit 2

COMPANHIA SIDERÚRGICA BELGO-MINEIRA
NIRE 313000463389 - CNPJ/MF 24.315.012/0001 -73
Publicly Held Company

EXTRAORDINARY SHAREHOLDERS’ MEETING
CALL FOR MEETING – CHANGE OF DATE OF SHAREHOLDERS’ MEETING

Given that registration procedures are still underway with respect to the registration statement under Form F-4, referred to in the Notice to Shareholders dated as of August 26, 2005, with the Securities and Exchange Commission – SEC in the United States of America, the shareholders of Companhia Siderúrgica Belgo-Mineira (“BELGO”) are hereby summoned to gather in an Extraordinary Shareholders’ Meeting (“ESM”), to be held on September 30, 2005, at 14:00, at BELGO’s headquarters, in Avenida Carandaí, 1115, 23rd floor, in the City of Belo Horizonte, State of Minas Gerais, in order to vote on the following matters: (a) approve the terms and conditions of the “Protocol and Justification of the Merger of Shares of Companhia Siderúrgica de Tubarão with Companhia Siderúrgica Belgo-Mineira” (“Protocolo e Justificação de Incorporação de Ações de Emissão da Companhia Siderúrgica de Tubarão pela Companhia Siderúrgica Belgo-Mineira”) and its exhibits, executed on July 27, 2005 by the managements of Companhia Siderúrgica de Tubarão (“CST”) and BELGO, (b) approve the capital increase of BELGO, from R$6,002,196,896.39 (assuming the mergers of Arcelor Aços do Brasil S.A. and APSL ONPN Participações with BELGO) to R$9,413,791,410.78, through the issuance of 3,080,348,074 no par value new shares, (c) select Afas Adviser Consultores Associados Ltda. to valuate CST shares with reference to the liquidation value and approve such selection, (d) acknowledge the economic-financial valuations prepared by Deutsche Bank Securities, Inc. and Banco UBS S.A., which were used to determine the exchange ratio of CST shares for BELGO shares, (e) acknowledge the valuation report relating to the liquidation value of CST and BELGO, at market prices, for the purposes of Article 264 of Law 6,404/76, prepared by Apsis Consultoria Empresarial S/C Ltda., and (f) specifically approve the merger of shares of CST with BELGO, pursuant to the terms of the “Protocol and Justification of the Merger of Shares

of Companhia Siderúrgica de Tubarão with Companhia Siderúrgica Belgo-Mineira” (“Protocolo e Justificação de Incorporação de Ações de Emissão da Companhia Siderúrgica de Tubarão pela Companhia Siderúrgica Belgo-Mineira”) and its exhibits and, consequently, amend article 5º of the by-laws. BELGO clarifies that such meeting was previously scheduled for September 12, 2005, according to the Call for Meeting dated as of July 28, 2005. In the event there is another change of date of the shareholders’ meeting, this fact will be object of publication of a new call for meeting.

All documents supporting the proposal by BELGO management relating to the matters of this ESM (including the protocol and justification, valuation reports, among others) are available on the websites of BELGO (www.belgo.com.br) and of CST (www.cst.com.br). Copy of these materials is also available on the websites of the Brazilian Securities and Exchange Commission (“Comissão de Valores Mobiliários”) (www.cvm.gov.br) and of the São Paulo Stock Exchange (“Bolsa de Valores do Estado de São Paulo”) (www.bovespa.com.br). Shareholders willing to consult and examine the documents at BELGO’s headquarters should schedule a date and time for a visit with the Investors Relations department (telephone (31) 3219-1420).

GENERAL INSTRUCTIONS

Only shareholders who are owners of record as evidenced by the share deposit accounts opened in their names by the depositary financial institution up to three days prior the scheduled date of the ESM may attend such ESM.

Belo Horizonte, September 2, 2005

Carlos Panunzi
President of the Board of Directors